EXHIBIT 16.1


                              Sweeney, Gates & Co,
                  ____________________________________________
                  Certified Public Accountants and Consultants


December 8, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: Tangent Solutions, Inc.


We have read the statements that we understand Tangent Solutions, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent changes of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.


Yours truly,


/s/ Sweeney, Gates & Co.







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